Exhibit 17.1

AMENDMENT TO LETTER OF INTENT

This Amendment (the “Amendment”) dated as of February 24, 2014 (the “Effective Date”), is made and entered into between The 360 Agency, LLC, a New York Limited Liability Company (the “360”) and Monarch Investment Properties, Inc., (“Monarch”), in light of the following:

RECITALS

WHEREAS, 360 and Monarch entered into a Letter of Intent dated December 6, 2013 (the “LOI”), attached as Exhibit A; and

WHEREAS, the transactions contemplated by the LOI have not closed to date;

WHEREAS, the parties wish to extend the time period to conduct the transactions contemplated by the LOI;

NOW THEREFORE, in consideration of the foregoing, the Company hereby agrees to Amend “Section 2. Term and Termination” as follows:

1.	TERMINATION.

Section 7.1 of the LOI shall be deleted and replaced by the following:

“Parties agree that the LOI will be automatically terminated if the parties do not enter into a mutually agreeable Merger Agreement on or before March 7, 2014, and will be of no further affect on the parties thereafter unless parties to this LOI, agree in writing to extend the closing date.”

2.	MISCELLANEOUS.

All other provisions of the LOI shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

The 360 Agency, LLC

Accepted this 24th day of February, 2014

By:	/s/ Robert Licopoli
Robert Licopoli, Manager

Monarch Investment Properties, Inc.

Accepted this 24th day of February, 2014

By:	/s/ David Miller
David Miller, President
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